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EXHIBIT 4.2

FIRST AMENDMENT
TO THE
ABERDEEN HOURLY SAVINGS & INVESTMENT PLAN

    THIS AMENDMENT to the Aberdeen Hourly Savings & Investment Plan (the "Plan") is made this 20th day of December, 2000, by Georgia Gulf Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Company"), to be effective November 12, 1999.

W I T N E S S E T H :

    WHEREAS, the Company sponsors and maintains the Plan for the exclusive benefit of certain of its employees and their beneficiaries and, pursuant to Section 12.2 thereof, the Company has the right to amend the Plan at any time; and

    WHEREAS, the Company wishes to amend the Plan at this time for the purpose of complying with a request from the Internal Revenue Service in connection with an application for a favorable determination letter and for other purposes;

    NOW, THEREFORE, the Plan is hereby amended as follows, effective as of November 12, 1999:

1.

    Section 3.7(b)(iii) of the Plan is hereby amended to read as follows:

        (iii) ADP Contributions.  "ADP Contributions" shall mean the sum of Elective Contributions and, to the extent that the Director elects (uniformly with respect to all Eligible Employees) to treat the following contributions as Elective Contributions under Treas. Reg. §1.401(k)-1(b)(3) and this paragraph (iii), Qualified Nonelective Contributions and Qualified Matching Contributions; provided, however, that "ADP Contributions" for a prior Plan Year for Eligible Employees who are not Highly Compensated Employees may include Qualified Nonelective Contributions and Qualified Matching Contributions treated as Elective Contributions by the Director only if such Qualified Nonelective Contributions and Qualified Matching Contributions are made to the Plan on or before the last day of the Plan Year in question. Any Qualified Nonelective Contributions or Qualified Matching Contributions which the Director elects to treat as Elective Contributions under the preceding sentence must not discriminate in favor of Highly Compensated Employees within the meaning of Code §401(a)(4).

2.

    Section 3.9(b)(iii) of the Plan is hereby amended to read as follows:

        (iii) ACP Contributions.  "ACP Contributions" shall mean the sum of Qualified Matching Contributions to the extent that such contributions are not treated as Elective Contributions under Treas. Reg. §1.401(k)-1(b)(5) and Section 3.7(b)(iii) of this Plan; Matching Contributions; Voluntary Contributions; Elective Contributions which are recharacterized under Section 3.10(b) of this Plan; Qualified Nonelective Contributions, to the extent that the Director elects (uniformly with respect to all Eligible Employees) to treat those contributions as "matching contributions" under Treas. Reg. §1.401(m)-1(b)(5) and this paragraph (iii) and such contributions are not treated as Elective Contributions under Treas. Reg. §1.401(k)-1(b)(5) and Section 3.7(b)(iii) of this Plan; and any forfeitures which are reallocated under Sections 3.10(c), 3.10(d)(iv) or 8.5(b) as a Matching Contributions or a Matching Voluntary Contribution; provided, however, that "ACP Contributions" for a prior Plan Year for Eligible Employees who are not Highly Compensated Employees may include Qualified

    Nonelective Contributions and Qualified Matching Contributions that are not treated as Elective Contributions only if such Qualified Nonelective Contributions and Qualified Matching Contributions are made to the Plan on or before the last day of the Plan Year in question. Any Qualified Nonelective Contributions which the Director elects to treat as "matching contributions" or any Qualified Matching Contributions treated as "ACP Contributions" under the preceding sentence must not discriminate in favor of Highly Compensated Employees within the meaning of Code §401(a)(4) and must satisfy the provisions of Treas. Reg. §1.401(m)-1(b).

3.

    Section 8.10(a) of the Plan is hereby amended by deleting the third sentence thereof ("Should a Participant request a partial withdrawal . . . such six (6) month period").

4.

    Section 8.12(b)(ii)(D) of the Plan is hereby amended to read as follows:

        (D) any "hardship" distribution described in Code §401(k)(2)(B)(i)(IV) which is attributable to amounts described in Treas. Reg. § 1.401(k)-1(d)(2)(ii); and

5.

    The first sentence of Section 12.2(c)(iii) of the Plan is hereby amended to read as follows:

        Any amendment changing the vesting schedule of this Plan shall comply with the provisions of Section 5.2(c) (Limitations and Restrictions Regarding Vesting).

6.

    The chart contained in Section 14.1(b) of the Plan is hereby amended to read as follows:

Years of Vesting Service Earned by the Participant	Vested Percentage of the Participant in Forfeitable Accounts
Less than 2 Years	0% vested
2 Years	20% vested
3 Years	40% vested
4 Years	60% vested
5 or more Years	100% vested

7.

    All other provisions of the Plan not inconsistent herewith are ratified and confirmed.

    IN WITNESS WHEREOF, this First Amendment to the Plan has been executed and the seal of the Company affixed hereto on the day and year first above written.

COMPANY:
GEORGIA GULF CORPORATION
By:	/s/ RICHARD B. MARCHESE Richard B. Marchese
Title:	Vice President—Finance & Chief Financial Officer
ATTEST:
By:	/s/ JOEL I. BEERMAN Joel I. Beerman
Title:	Vice President & General Counsel

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  EXHIBIT 4.2
FIRST AMENDMENT TO THE ABERDEEN HOURLY SAVINGS & INVESTMENT PLAN